EXHIBIT 10.1

GAS PURCHASE AGREEMENT (PRODUCTION)

    THIS GAS PURCHASE AGREEMENT (“Agreement”) is made and entered into as of the 1st day of June, 2007, by and between ATMOS ENERGY CORPORATION, a Texas and Virginia corporation, ("Buyer"), and COG Transmission Corporation ("Seller"), also referred to as a “party” or the "parties."

W I T N E S S E T H:

WHEREAS, Seller owns or controls certain oil, gas, and mineral interests covering various lands and leases located in Leavenworth County, Kansas, shown on Exhibit "A," which is attached hereto and made a part of this Agreement for all purposes; and

WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, certain volumes of natural gas produced from the lands and leases as shown on Exhibit "A" in accordance with the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Commitment and Agreement to Sell and Purchase.

(a) Seller hereby commits, for the term hereof, to the performance of this Agreement all gas produced from the lands and leases as shown on Exhibit "A" hereof and any and all renewals and extensions of any such leases or attributable to Seller's interest in the production from any wells located thereon. Seller acknowledges and agrees that the foregoing commitment is applicable to Seller's current rights, titles, and interests in the gas committed above and to any future rights, titles, and interests hereafter acquired by Seller to gas produced from the lands and leases as shown on Exhibit "A."

(b) Subject to the terms and conditions of this Agreement, including the General Terms and Conditions attached hereto and made a part hereof for all purposes, Seller agrees to sell and deliver to Buyer at the Delivery Point(s), as hereinafter defined, such quantity of gas as Buyer may request from time to time if, as, and when needed. Nothing herein is intended to require Seller to operate any well in order to produce a quantity of gas in excess of the quantity that such well is permitted to produce under applicable rules or orders issued by any regulatory body having jurisdiction over such matter or that such well is capable of producing under good engineering and gas production practice.

2. Delivery Point(s). The Delivery Point(s) of natural gas hereunder shall be at the point of interconnection of Buyer's pipeline system with Seller's pipeline system at a mutually agreeable location in the NE 1/4 of Section 26, Township 10S, Range 22E, Leavenworth County, Kansas.

3. Price.

(a) Subject to the provisions of Subparagraph 3(b) below, the price to be paid by Buyer to Seller for initial term of June 1, 2007, until June 1, 2012, shall be the gas price listed under the column titled “Index” in the first issue of the month when deliveries of gas are made of INSIDE FERC’s Gas Market Report, in the table titled “Prices of Spot Gas Delivered to Pipeline” for Southern Star Central Gas Pipeline minus $.10 Cents per MMBTU, and the price shall be inclusive of all taxes, transportation, charges and other fees and charges relating to the production, sale and delivery of such gas. In the event that the Southern Star index does not publish, the Panhandle Eastern Pipe Line Co. index from the same publication will be substituted. If term is extended, price will be renegotiated at that time.

4. Billing and Payment.

(a) Buyer shall, on or before the last day of the month after each month in which gas is sold hereunder, mail to Seller a statement showing the quantity of gas delivered and purchased during the preceding month, accompanied by a check made payable to Seller in the amount due based on the effective price and quantity of gas purchased as shown on such statement and any appropriate adjustments thereto.

(b) Each party shall have the right at reasonable hours to examine the books, records, and charts of the other party to the extent necessary to verify the accuracy of any statement, charge, or computation made pursuant to the provisions of this Contract. If any such examination reveals any inaccuracy in any billing theretofore made, the necessary adjustment in such billing and payments shall be promptly made, provided that no adjustment for any billing or payment shall be made after the lapse of twelve (12) months from the rendition thereof.

5. Term. This Agreement shall become effective on June 1, 2007, and shall continue in full force and effect until June 1, 2012 (the "Primary Term"), and shall be extended for an additional term of five years if a price at a mutually agreeable price (“Extended Term”) and shall continue thereafter on a month to month basis unless terminated by either party upon written notice thirty (30) days prior to the end of the Primary Term, Extended Term, or any subsequent calendar month. Such termination shall become effective at the end of the then current term.

6. Assignment. Seller may not assign this Agreement without the prior written consent of Buyer, which consent shall not be unreasonably withheld, modified or conditioned. In the event Seller assigns this Agreement without Buyer's consent, such assignment shall be null and void and Buyer may, in its sole discretion, immediately terminate this Agreement without notice to Seller.

7. Notices. Any notice required to be given under this Agreement or any notice which either party hereto may desire to give the other party shall be in writing and shall be considered duly delivered when hand-delivered or when deposited in the United States mail, postage prepaid, registered or certified, and addressed as follows:

If to Buyer:    ATMOS ENERGY CORPORATION
                                  711 W. Capitol
                        Jackson, MS 39203
                                  Attention: Gas Supply (Notices, Correspondence and Invoices)

                                                     Phone: (601) 961-6841  Fax: (601) 961-6995

If to Seller:               COG TRANSMISSION CORPORATION
                                                      2050 S. Onieda St., Ste. 106
                                                      Denver, CO 80224
                                                      Attention: A.G. Foust

or such other address as Seller, Buyer or their respective successors or permitted assigns shall designate by written notice given in the manner described above. Routine communications, including monthly invoices and payments, may be mailed by ordinary mail and are deemed delivered when hand-delivered or when deposited in the United States mail, postage prepaid, and addressed to the above-designated name and address.

                     Phone: (303) 692-9468  Fax: (303) 692-9782

8. Attachments. The General Terms and Conditions attached hereto are expressly incorporated herein and made a part of this Agreement for all purposes, and all references herein and therein to "this Agreement" include the terms and provisions contained herein and in such General Terms and Conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Gas Purchase Agreement as of the date first above written.

BUYER:
ATMOS ENERGY CORPORATION

By: /s/ Joe Christian

Title: Vice President of Rates and Regulatory Affairs for The
           Colorado-Kansas Division of ATMOS Energy Corporation

                                 SELLER:
COG TRANSMISSION CORPORATION

By: /s/ A.G. Foust

Title: President